For immediate release

CINAR ANNOUNCES SETTLEMENT OF THE CLASS ACTION CLAIMS

Montréal (Québec) Canada – January 24, 2003 – On April 26, 2002, CINAR Corporation announced that an agreement in principle had been reached to settle the claims against it and certain other defendants in class actions brought in Canada and the United States.

The plaintiffs agreed to receive an aggregate of US$25 million in full settlement of the claims against CINAR and certain other defendants. The plaintiffs also reached a separate settlement with the founding shareholders.

The courts in Canada and in the United States approved the settlement on November 25, 2002 and January 21, 2003 respectively.  CINAR's contribution to this settlement will be approximately US$14.6 million. The balance of the settlement will be paid by others.  In accordance with applicable financial reporting requirements, this amount will be recorded and disclosed in CINAR's fourth quarter and annual financial statements for the relevant periods ended November 30, 2002, as a separate line item before "Loss before income taxes" on the consolidated statement of operations and will be described in the notes to such statements.

CINAR Corporation is an integrated entertainment and education company involved in the development, production, post-production and worldwide distribution of non-violent, quality programming and educational products for children and families.  CINAR’s web site is www.cinar.com.

This release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 (U.S.).  Forward-looking statements are identified by words such as “believe”, “anticipate”, “expect”, “intend”, “plan”, “will”, “may” and other similar expressions.  Actual results or conditions may differ from those anticipated by these and other forward-looking statements. Such forward-looking statements are subject to a number of known or unknown risks and uncertainties.

Contact :

George Rossi, C.A.

Interim President and CEO

CINAR Corporation

(514) 843-7070

grossi@cinar.com